Exhibit 1.1

Execution Version

€525,000,000

PVH CORP.

4.125% Senior Notes due 2029

Underwriting Agreement

April 9, 2024

Barclays Bank PLC

Merrill Lynch International

Citigroup Global Markets Limited

J.P. Morgan Securities plc

Mizuho International plc

Truist Securities, Inc.

BNP Paribas

HSBC Bank plc

Scotiabank (Ireland) Designated Activity Company

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

c/o Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

c/o Merrill Lynch International

2 King Edward Street

London EC14A 1HQ

United Kingdom

c/o Citigroup Global Markets Limited

Citigroup Centre, Canary Wharf

Canada Square

London E14 5LB

United Kingdom

c/o J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

As Representatives of the several Underwriters named in Schedule I hereto

Ladies and Gentlemen:

PVH Corp., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth in this agreement (this “Agreement”) to issue and sell to Barclays Bank PLC (“Barclays”) and the other several underwriters named on Schedule I hereto (the “Underwriters”), for which Barclays and Merrill Lynch International are acting as representatives (the “Representatives”), €525,000,000 in aggregate principal amount of its 4.125% Senior Notes due 2029 (the “Notes”). The Notes will (i) have terms and provisions which are summarized in the Pricing Disclosure Package and Prospectus (as defined below) and (ii) are to be issued pursuant to an Indenture, to be dated as of April 15, 2024 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated April 15, 2024 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. This Agreement is to confirm the agreement concerning the purchase of the Notes from the Company by the Underwriters.

The entry into this Agreement and the issuance and sale of the Notes are referred to herein collectively as the “Transactions.”

1. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees with each Underwriter that:

(a) A registration statement on Form S-3 (File No. 333-278465) relating to the Notes has (i) been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) become effective under the Securities Act. Copies of such registration statement and any amendment thereto have been delivered by the Company to you as the Representatives of the Underwriters. As used in this Agreement:

(i) “Applicable Time” means 7:35 p.m. (London time) on the date of this Agreement;

(ii) “Effective Date” means the date and time as of which the Registration Statement (as defined below) became effective by the Commission in accordance with the rules and regulations under the Securities Act;

(iii) “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act);

(iv) “Preliminary Prospectus” means any preliminary prospectus relating to the Notes included in such registration statement or filed with the Commission pursuant to Rule 424(b) under the Securities Act, including any preliminary prospectus supplement thereto relating to the Notes;

(v) “Pricing Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus, together with each Issuer Free Writing Prospectus filed or used by the Company at or before the Applicable Time, other than the road show presentation set forth in Schedule II hereto;

(vi) “Prospectus” means the final prospectus relating to the Notes, including any prospectus supplement thereto relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; and

(vii) “Registration Statement” means, collectively, the various parts of such registration statement, each as amended as of the Effective Date for such part, including any Preliminary Prospectus or the Prospectus, all exhibits to such registration statement and including the information deemed by virtue of Rule 430B under the Securities Act to be part of such registration statement as of the Effective Date. Any reference to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the Securities Act as of the date of such Preliminary Prospectus or the Prospectus, as the case may be. Any reference to the “most recent Preliminary Prospectus” shall be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement or filed pursuant to Rule 424(b) under the Securities Act prior to or on the date hereof. Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and before the date of such amendment or supplement and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to include any document filed with the Commission pursuant to Section 13(a), 14 or 15(d) of the Exchange Act after the Effective Date and before the date of such amendment that is incorporated by reference in the Registration Statement. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding for such purpose or pursuant to Section 8A of the Securities Act has been instituted or, to the knowledge of the Company, threatened by the Commission. The Commission has not notified the Company of any objection to the use of the form of the Registration Statement or any post-effective amendment thereto.

(b) Since the time of the filing of the Registration Statement, the Company has been, and continues to be a “well-known seasoned issuer” (as defined in Rule 405) eligible to use Form S-3 for the offering of the Notes. The Company was not an “ineligible issuer” (as defined in Rule 405) at any such time or date. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405) and was filed not earlier than the date that is three years prior to the applicable Closing Date.

(c) The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof and prior to the Closing Date will conform in all material respects when filed, to the applicable requirements of the Securities Act and the rules and regulations thereunder. The most recent Preliminary Prospectus conformed, and the Prospectus will conform, in all material respects when filed with the Commission pursuant to Rule 424(b) under the Securities Act and on the Closing Date to the applicable requirements of the Securities Act and the rules and regulations thereunder. The documents incorporated by reference in any Preliminary Prospectus or the Prospectus conformed when filed with the Commission, in all material respects to the applicable requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder.

(d) The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 13.

(e) The Prospectus will not, as of its date or as of the Closing Date, contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 13).

(f) The documents incorporated by reference in any Preliminary Prospectus or the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package made in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 13 hereof).

(h) Each Issuer Free Writing Prospectus listed in Schedule II hereto, when taken together with the Pricing Disclosure Package, did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from such Issuer Free Writing Prospectus listed in Schedule II hereto in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 13.

(i) Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the applicable requirements of the Securities Act and the rules and regulations thereunder on the date of first use, and the Company has complied with all prospectus delivery and any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Securities Act and rules and regulations thereunder. The Company has not made any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives, except as set forth on Schedule II hereto.

(j) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(k) Each of the subsidiaries listed on Exhibit A (the “Material Subsidiaries”) (i) has been duly incorporated, formed or organized, as applicable, and (ii) is an existing corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation, formation or organization (to the extent that such concept exists in the applicable jurisdiction), as applicable, with corporate or other power and authority to own or lease its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus; and each Material Subsidiary is duly qualified to do business as a foreign corporation or other business entity, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All of the issued and outstanding capital stock of, or other ownership interests in, each Material Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and, except as disclosed in the Pricing Disclosure Package and the Prospectus, the capital stock of, or other ownership interests in, each Material Subsidiary is owned by the Company, directly or through subsidiaries free from material liens and encumbrances.

(l) This Agreement has been duly authorized, executed and delivered by the Company.

(m) The Indenture has been duly authorized by the Company and, when executed and delivered by the Company, assuming the due authorization, execution and delivery by the Trustee, will be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law). The Indenture will conform in all material respects to the description thereof in the Pricing Disclosure Package and the Prospectus.

(n) The Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Agreement, will be validly issued and delivered, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), and the Notes will conform in all material respects, to the description thereof in the Pricing Disclosure Package and the Prospectus.

(o) The execution, delivery and performance by the Company of this Agreement and the Indenture, and the consummation of the Transactions do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets or properties of the Company or any of its subsidiaries under (i) the charter and bylaws of the Company, (ii) the charter, bylaws or other equivalent organizational documents of any of the Company’s Material Subsidiaries, (iii) the charter, bylaws or other equivalent organizational documents of any of the Company’s subsidiaries that are not Material Subsidiaries, (iv) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, assets or operations or (v) any indenture, mortgage, loan or credit agreement, note, lease, permit, license or other agreement or instrument to which the Company or any subsidiary of the Company is a party or by which the Company or any such subsidiary is bound or to which any of the assets or properties of the Company or any of its subsidiaries are subject, except, in the case of clauses (iii) through (v), for such conflicts, breaches, violations or defaults or liens, charges or encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the execution, delivery and performance by the Company of this Agreement and the Indenture, and the ability of the Company to consummate the Transactions.

(p) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any securities being registered pursuant to any registration statement filed by the Company under the Securities Act.

(q) Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or other constitutive documents, except (in the case of such subsidiaries only) as would not have a Material Adverse Effect, or (ii) except as would not have a Material Adverse Effect, in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Company or its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound.

(r) No consent, approval, order, registration or authorization of or filing with any governmental agency or body or court is required in connection with the consummation of the Transactions, except for consents, approvals, orders and authorizations required under the Securities Act, the rules and regulations of the Commission, the Exchange Act, the New York Stock Exchange (the “NYSE”), and applicable state or foreign securities laws and/or the bylaws and rules of the Financial Industry Regulatory Authority, Inc. (the “FINRA”) in connection with the purchase and sale of the Notes by the Underwriters, each of which has been obtained and are in full force and effect.

(s) The Company’s capitalization as of February 4, 2024 on an actual and as adjusted basis for the consummation of the Offering of the Notes and the application of the proceeds therefrom, as such transactions are described in the Pricing Disclosure Package and the Prospectus, is set forth in the Pricing Disclosure Package and the Prospectus, respectively.

(t) Ernst & Young LLP, who has certified certain financial statements of the Company and its subsidiaries, which have audited the Company’s internal control over financial reporting and management’s assessment thereof, are independent registered public accountants as required by the Securities Act, and the rules and regulations of the Commission and of the Public Company Accounting Oversight Board.

(u) The financial statements of the Company (including the related notes and supporting schedules) included or incorporated by reference in the Pricing Disclosure Package and the Prospectus comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act and present fairly, in all material respects, the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance in all material respects with the Commission’s rules and guidelines applicable thereto.

(v) The Company and each of its subsidiaries have good and marketable title to all items of real property and other property owned by each of them, in each case free and clear of any pledge, lien, encumbrance, security interest or other claim of any third party or defect in title, except (i) to the extent such would not, individually or in the aggregate, have a Material Adverse Effect and (ii) liens described in the Pricing Disclosure Package. Any real property and other property held under lease by the Company or any such subsidiary are held under valid, subsisting and enforceable leases, with no exceptions except as would not, individually or in the aggregate, have a Material Adverse Effect.

(w) The Company and each of its subsidiaries carry or are entitled to the benefits of insurance in such amounts as, in the reasonable judgment of the Company, are sufficient for the businesses in which they are engaged and, except as would not have a Material Adverse Effect, all such insurance is in full force and effect.

(x) The Company is not, and on the Closing Date, after giving effect to the offering of the Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Prospectus, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) Except as disclosed in the Pricing Disclosure Package and the Prospectus, there are no pending actions, suits, proceedings or investigations against or, to the Company’s knowledge, affecting the Company, any of its subsidiaries or any of their respective properties, assets or operations that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Company, to perform its obligations under this Agreement, the Indenture or the Notes; and, to the Company’s knowledge, no such actions, suits or proceedings are threatened.

(z) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no labor disturbance by the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened.

(aa) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries have filed on a timely basis, or caused to be filed on a timely basis, in each case, taking into account extensions, any and all tax returns required to be filed by them under applicable law, which returns are complete and correct in all material respects. Neither the Company nor any of its subsidiaries is in default in the payment of any taxes, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(bb) Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or that would reasonably be expected to cause or result in, the stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(cc) Except as disclosed in the Pricing Disclosure Package and the Prospectus, since the date of the latest audited financial statements of the Company included or incorporated by reference in the Pricing Disclosure Package and the Prospectus, there has not been a Material Adverse Effect.

(dd) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective.

(ee) The Company and its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13(a)-15(e) under the Exchange Act), such disclosure controls and procedures are designed in a manner the Company believes sufficient to ensure that (i) the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to the management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate and to the extent required by the applicable rules and regulations of the Commission, to allow timely decisions regarding required disclosure to be made and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established and (ii) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance in all material respects with the Commission’s rules and guidelines applicable thereto.

(ff) Since the end of the Company’s most recent audited fiscal year or except as disclosed in the Pricing Disclosure Package, there has been (i) no identified material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(gg) The Company has not distributed and, prior to the later to occur of the Closing Date, and completion of the distribution of the Notes will not distribute any offering material in connection with the offering and sale of the Notes other than the Pricing Disclosure Package, the Prospectus and any Issuer Free Writing Prospectuses to which the Representatives have consented in accordance with Section 5(a), as applicable.

(hh) The Company and its subsidiaries possess certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such certificates, authorities or permits would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, or except as disclosed in the Pricing Disclosure Package and the Prospectus (including, without limitation, such disclosure as to the ownership of the Calvin Klein trademarks by the Calvin Klein Trademark Trust): (i) the Company or one if its subsidiaries own, or have a valid license to use on reasonable terms, patents, patent rights, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and Internet domain names or other intellectual property (collectively, “Intellectual Property”) necessary for the conduct of the business of the Company and its subsidiaries as now conducted; and (ii) neither the Company nor any of its subsidiaries (X) to the knowledge of the Company, is in violation or infringement of, or has violated or infringed, any intellectual property rights of any other person or (Y) has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would reasonably be expected to render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein. The Company or one of its subsidiaries own the owned Intellectual Property free and clear of any liens or encumbrances, except as would not, individually or in the aggregate, have a Material Adverse Effect, or as disclosed in the Pricing Disclosure Package. As of the date of this Agreement there are not, and as of the date of the Closing there will not be, any events which are reasonably likely to result in a foreclosure on any such liens.

(jj) No “nationally recognized statistical rating organization” as that term is used by the SEC in Section 15E under the Exchange Act (i) has imposed (or has notified the Company in writing that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has notified the Company in writing that it is considering (a) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company (other than, in the case of the foregoing clause (ii), as has been publicly announced prior to the date of this Agreement).

(kk) Neither the Company nor any of its Material Subsidiaries is in violation of any statute, law, rule, regulation, judgment, order or decree (including, without limitation environmental laws and the Employee Retirement Income Security Act of 1974, as amended) applicable to it of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(ll) Neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and its subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(mm) The operations of the Company and its subsidiaries are and have been conducted at all times in all material respects in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best of the Company’s knowledge, threatened.

(nn) Neither the Company nor any of its subsidiaries, any of the Company’s affiliates, any director or officer, nor, to the knowledge of the Company, any agent, employee or affiliate of the Company or any of its subsidiaries is (i) currently the subject or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, the Zaporizhzhia, Kherson and Crimea regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing or facilitating the activities or business of any person, or in any country or territory, that at the time of such financing or facilitation and is the subject or target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as an underwriter, advisor, investor or otherwise) of Sanctions. The Company and each of its subsidiaries have not knowingly engaged in for the past five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction, is or was the subject or target of Sanctions. J.P. Morgan Securities plc agrees and confirm that, in relation to the Notes, it is not entitled to the benefit of the representation and warranty contained in clause (i) hereto and any provision related thereto (and any repetition of any of them) to the extent that those provisions would result in a violation of: Council Regulation (EC) 2271/96 (the “EU Blocking Regulation”).

(oo) The Company has not taken any action or omitted to take any action (such as issuing any press release relating to any Notes without an appropriate legend) which may result in the loss by any of the Underwriters of the ability to rely on any stabilization safe harbor provided by the Financial Conduct Authority under the Financial Services and Markets Act 2000.

(pp) Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as otherwise disclosed in the Pricing Disclosure Package and the Prospectus: (A) the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and the Company and its subsidiaries have taken commercially reasonable technical and organizational measures to protect its IT Systems and Personal Data (as defined below) used in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material Trojan horses, time bombs, and malware; (B) the Company and its subsidiaries have implemented and maintained reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, and security of all IT Systems and confidential data (including, as and to the extent applicable, “personal data” (as defined by the EU General Data Protection Regulations (“GDPR”) (EU 2016 679)) and personally identifiable protected data under applicable laws (“Personal Data”)) used in connection with their businesses, and, to the Company’s knowledge, there have been no material breaches, violations, outages or unauthorized uses of or accesses to any IT System or Personal Data used in connection with the operation of the Company’s and its subsidiaries’ businesses, except, in each case, for those that have been remedied or may reasonably be expected to be remedied without material cost or liability or the duty to notify any person as a result of a material breach; and (C) the Company and its subsidiaries are presently in material compliance with all applicable laws, rules and regulations and all judgments, and orders binding on any of them, as and to the extent applicable, of any court or arbitrator or governmental or regulatory authority relating to the privacy and security of IT Systems and Personal Data and to the protection of the Company’s and its subsidiaries’ IT Systems and Personal Data.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

For purposes of this Section 1, as well as for Section 7 hereof, references to “the Preliminary Prospectus and the Prospectus” or “the Pricing Disclosure Package and the Prospectus” are to each of the Preliminary Prospectus or the Pricing Disclosure Package, as the case may be, and the Prospectus as separate or stand-alone documentation (and not the Preliminary Prospectus or the Pricing Disclosure Package, as the case may be, and the Prospectus taken together), so that representations, warranties, agreements, conditions and legal opinions will be made, given or measured independently in respect of each of the Preliminary Prospectus or the Pricing Disclosure Package, as the case may be, and the Prospectus.

2. Purchase of the Notes by the Underwriters. Subject to the terms and conditions and upon the basis of the representations and warranties herein set forth, the Company agrees to issue and sell to the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a price equal to 99.403% of the principal amount thereof, plus accrued interest, if any, from April 15, 2024, the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule I hereto.

3. Offering of Notes by the Underwriters. Upon authorization by the Representatives of the release of the Notes, the several Underwriters propose to offer the Notes for sale upon the terms and conditions to be set forth in the Prospectus.

4. Delivery of and Payment for the Notes. Delivery to the Underwriters of and payment for the Notes will be made on April 15, 2024 or on such later date not more than three Business Days after such date and at such time as may be determined by the Representatives and the Company (such time and date, the “Closing Date”).

Delivery of the Notes will be made to the Representatives by or on behalf of the Company against payment of the purchase price therefor by wire transfer of immediately available funds. Delivery of the Notes will be made through the facilities of the common depositary for Euroclear Bank, S.A./N.V. or its successor (“Euroclear”) and Clearstream Banking, S.A. or its successor (“Clearstream”). Delivery of the Notes at the time and place specified in this Agreement is a further condition to the obligations of each Underwriter.

Barclays Bank PLC acknowledges that the Notes will initially be credited to an account (the “Commissionaire Account” for the benefit of Barclays Bank PLC, the terms of which include a third-party beneficiary clause (“stipulation pour autrui”) with the Company as third-party beneficiary and provide that such Notes are to be delivered to others only against payment of the purchase price for the Notes into the Commissionaire Account on a delivery against payment basis. Barclays Bank PLC acknowledges that (i) the Notes shall be held to the order of the Company as set out above and (ii) the purchase price for the Notes received in the Commissionaire Account will be held on behalf of the Company until such time as the Notes are transferred to the Company’s order. The Company acknowledges and accepts the benefit of the third-party beneficiary clause (“stipulation pour autrui”) pursuant to the Belgian/Luxembourg Civil Code in respect of the Commissionaire Account.

5. Covenants of the Company.

(a) The Company covenants and agrees with each Underwriter:

(i) To prepare the Prospectus in a form reasonably approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the Closing Date except as provided herein; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement or the Prospectus has been filed and to furnish the Representatives with copies thereof; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening, known to the Company, of any proceeding or examination for any such purpose, or any notice from the Commission objecting to the use of the form of Registration Statement or any post-effective amendment thereto or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal.

(ii) To furnish promptly to each of the Representatives and to counsel for the Underwriters a copy of the Registration Statement as filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith.

(iii) To deliver promptly to the Representatives such number of the following documents as the Representatives shall reasonably request: (A) each Preliminary Prospectus, the Prospectus and any amended or supplemented Prospectus, and (B) each Issuer Free Writing Prospectus, and (C) any document incorporated by reference in any Preliminary Prospectus or the Prospectus; and, if the delivery of a prospectus is required at any time after the date hereof in connection with the offering or sale of the Notes or any other securities relating thereto and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if in the reasonable opinion of counsel for the Underwriters, for any other reason it shall be necessary to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance.

(iv) To file promptly with the Commission any amendment or supplement to the Registration Statement or the Prospectus that may, in the reasonable judgment of the Company or the Representatives, be required by the Securities Act or requested by the Commission.

(v) Prior to filing with the Commission any amendment or supplement to the Registration Statement, or the Prospectus, any document incorporated by reference in the Prospectus or any amendment to any document incorporated by reference in the Prospectus, to furnish a copy thereof to the Representatives and counsel for the Underwriters and obtain the consent of the Representatives to the filing, which consent shall not be unreasonably withheld.

(vi) Not to make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives, which consent shall not be reasonably withheld.

(vii) To comply with all applicable requirements of Rule 433 under the Securities Act with respect to any Issuer Free Writing Prospectus. If at any time after the date hereof any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to each Underwriter as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance.

(viii) As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(ix) To apply the net proceeds from the sale of the Notes being sold by the Company substantially in accordance with the description as set forth in the Prospectus under the caption “Use of Proceeds.”

(x) [Reserved.]

(xi) [Reserved.]

(xii) The Company will, whether or not this Agreement becomes effective or is terminated or the sale of the Notes to the Underwriters is consummated, pay all fees, expenses, costs and charges: (i) in connection with the preparation, printing, delivery and shipping of the Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus and any amendments or supplements thereto; (ii) in connection with the printing, producing, copying and delivering this Agreement, the Indenture, closing documents (including any compilations thereof) and any other agreements, memoranda, correspondence and other documents printed and delivered in connection with the offering, purchase, sale and delivery of the Notes; (iii) in connection with the services of the Company’s independent registered public accounting firm; (iv) in connection with the services of the Company’s counsel; (v) in connection with the qualification of the Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(xvii) hereof (including the related reasonable fees and expenses of counsel to the Underwriters related thereto); (vi) in connection with any rating of the Notes by rating agencies; (vii) in connection with the services of the Trustee and any agent of the Trustee (including the fees and disbursements of counsel for the Trustee); (viii) in connection with any “road show” or other investor presentations relating to the offering of the Notes (including, without limitation, for meetings and travel); (ix) in connection with the review by FINRA, if any, of the terms of the sale of the Notes; (x) in connection with listing the Notes on the NYSE and (xi) otherwise incident to the performance of its obligations hereunder for which provision is not otherwise made in this Section 5(a)(xii), including any stamp, documentary, issuance, registration or transfer taxes payable in connection with the initial sale of the Notes to the Underwriters.

(xiii) The Company will cooperate with the Underwriters and use its reasonable best efforts to permit the offered Notes to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream and to maintain such eligibility for so long as the Notes remain outstanding.

(xiv) To use its commercially reasonable efforts to list, subject to notice of issuance if applicable, the Notes on the NYSE for trading on such exchange as promptly as practicable after the date hereof.

(xv) [Reserved.]

(xvi) During the period beginning from the date hereof and continuing to and including the Closing Date, the Company will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of or otherwise dispose of, any debt securities that are substantially similar to the Notes (including, without limitation, with respect to the maturity, currency, interest rate and other material terms thereof.)

(xvii) The Company will cooperate with the Representatives and with counsel to the Underwriters in connection with the qualification of the Notes for offering and sale by the Underwriters and by dealers under the securities laws of such jurisdictions as the Underwriters may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification and to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, however, that in no event will the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than for actions or proceedings arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

(xviii) The Company has not distributed and, prior to the Closing Date, will not distribute any offering material in connection with the offering and sale of the Notes other than any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Representatives have consented in accordance with Section 1(h) or 5(a)(vi) and any Issuer Free Writing Prospectus set forth on Schedule II hereto.

(xix) The Company will not take, directly or indirectly, any action designed to cause or result in, or that might cause or result in, stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes, other than as provided in Section 23 (Stabilization) below.

(b) Each Underwriter severally agrees that such Underwriter shall not include any “issuer information” (as defined in Rule 433 under the Securities Act) in any “free writing prospectus” (as defined in Rule 405 under the Securities Act) used or referred to by such Underwriter without the prior consent of the Company (any such issuer information with respect to whose use the Company has given its consent, “Permitted Issuer Information”); provided that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Company with the Commission prior to the use of such free writing prospectus, and (ii) “issuer information,” (as used in this Section 5(b)), shall not be deemed to include information prepared by or on behalf of such Underwriter on the basis of or derived from issuer information.

6. [Reserved.]

7. Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to (i) the accuracy in all respects of the representations and warranties of the Company contained herein that are qualified by materiality or Material Adverse Effect (including, for the avoidance of doubt, the representations and warranties contained in Sections 1(d), 1(e), 1(f), 1(g) and 1(h) and the accuracy in all material respects of the representations and warranties of the Company contained herein that are not so qualified, in each case as of the date hereof and as of the Closing Date (as if made at the Closing Date) and (ii) each of the following additional terms and conditions:

(a) The Prospectus shall have been timely filed with the Commission in accordance with Section 5(a)(i). The Company shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding or examination for such purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with.

(b) [Reserved.]

(c) The Company shall have furnished to such counsel all documents and information that they may reasonably request in connection with the issuance of the Notes.

(d) The Representatives shall have received from Wachtell, Lipton, Rosen & Katz, counsel for the Company, its opinion letter and negative assurance statement, addressed to the Underwriters, dated the Closing Date in form and substance as previously agreed to by counsel for the Underwriters.

(e) The Representatives shall have received from Mark D. Fischer, Esq., General Counsel for the Company, his opinion letter, addressed to the Underwriter, dated the Closing Date in form and substance as previously agreed to by counsel for the Underwriters.

(f) The Representatives shall have received from Latham & Watkins LLP, counsel to the Underwriters, such opinion or opinions, addressed to the Underwriters, dated the Closing Date and in form and substance satisfactory to the Representatives, with respect to the Notes, Indenture, Prospectus and Pricing Disclosure Package and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(g) The Representatives shall have received from the Company a certificate, dated the Closing Date, of its Executive Vice President and Treasurer and Executive Vice President, General Counsel and Secretary stating that, to their knowledge after reasonable investigation: (i) the representations and warranties of the Company in this Agreement are true and correct (including, for the avoidance of doubt, the representations and warranties contained in Sections 1(d), 1(e), 1(f), 1(g) and 1(h), as if made at and as of the Closing Date, or true and correct in all material respects where such representations and warranties are not qualified by materiality or Material Adverse Effect, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be complied with or such conditions will be satisfied at or prior to the Closing Date, (ii) that no stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened; and the Commission shall not have notified the Company of any objection to the use of the form of the Registration Statement or any post-effective amendment thereto, and (iii) since the Applicable Time, there has occurred no event required to be set forth in an amendment or supplement to the Pricing Disclosure Package or the Prospectus which has not been so set forth.

(h) Neither the Company nor any of its Material Subsidiaries shall have sustained, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (whether domestic or foreign) or (ii) except for the grant of equity pursuant to its existing stock incentive plans, and borrowings and letters of credit issued under the Company’s existing revolving credit facility, since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its Material Subsidiaries, or any change, or any development involving a prospective change, in or affecting the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, in the reasonable judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or the delivery of the Notes or on the terms and in the manner contemplated in the Prospectus.

(i) [Reserved].

(j) Concurrently with the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP, the Company’s independent registered public accounting firm, a “comfort” letter (the “initial E&Y comfort letter”) addressed to the Representatives on behalf of the Underwriters, dated the date hereof, and in form and substance satisfactory to the Representatives (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than three Business Days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(k) The Representatives shall have received a “bring-down comfort” letter (the “E&Y bring-down comfort letter”) from Ernst & Young LLP, the Company’s independent registered public accounting firm, addressed to the Representatives on behalf of the Underwriters, dated the Closing Date, and in form and substance satisfactory to the Representatives (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the E&Y bring-down comfort letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three Business Days prior to the date of the E&Y bring-down comfort letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial E&Y comfort letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial E&Y comfort letter.

(l) Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded to the debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as that term is used by the SEC in Section 15E under the Exchange Act), and (ii) no such organization shall have publicly announced that it has any such debt securities under surveillance or review with possible negative implications (other than as has been publicly announced on or prior to the date of this Agreement).

(m) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the NYSE or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by federal or state authorities; (iii) the United States shall have become engaged in hostilities, except for existing hostilities in Ukraine, Russia and the Middle East/Red Sea, or there shall have been an escalation in such hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States; or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in each case of the foregoing clauses (i) through (iv), in the reasonable judgment of the Representatives, impracticable or inadvisable to proceed with the offering of the Notes or on the terms and in the manner contemplated in the Prospectus.

(n) The Representatives shall have received a copy of the Indenture.

(o) The Notes shall be eligible for clearance settlement through Euroclear and Clearstream.

All opinions, certificates, letters and documents referred to in this Section 7 will be in compliance with the provisions of this Agreement only if they are reasonably satisfactory in form and substance to the Representatives and to counsel for the Underwriters.

8. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless each Underwriter from and against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which such Underwriter may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Prospectus, the Pricing Disclosure Package, the Prospectus as amended or supplemented or any Issuer Free Writing Prospectus or (ii) the omission or alleged omission to state in the Preliminary Prospectus, the Prospectus, the Pricing Disclosure Package, or the Prospectus as amended or supplemented or any Issuer Free Writing Prospectus, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Underwriter promptly upon demand, but in no event later than 30 days following such demand, for any documented legal or other expenses as reasonably incurred by such Underwriter in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action, notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that the Company will not be liable under this Section 8(a) in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representatives, on behalf of the Underwriters, expressly therein (which information is specified in Section 13 hereof).

(b) Each Underwriter, severally, but not jointly, will indemnify and hold harmless the Company against any loss, claim, damage or liability (or any action in respect thereof) to which the Company may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Prospectus, the Pricing Disclosure Package, the Prospectus as amended or supplemented, or any Issuer Free Writing Prospectus, or (ii) the omission or alleged omission to state in the Preliminary Prospectus, the Prospectus, the Pricing Disclosure Package, or Prospectus as amended or supplemented, or any Issuer Free Writing Prospectus, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse the Company promptly upon demand, but in no event later than 30 days following such demand, for any legal or other expenses reasonably incurred by the Company in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that such indemnification or reimbursement will be available in each such case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Representatives, on behalf of such Underwriter, expressly for use therein (which information is specified in Section 13 hereof).

(c) Promptly after receipt by any indemnified party under Section 8(a) or 8(b) above of notice of any claim or the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against one or more indemnifying parties under such subsection, notify each indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify each such indemnifying party will not relieve it from any liability which it may have under paragraph (a) or (b) above except to the extent it has been prejudiced in any material respect by such failure or from any liability which it may have to an indemnified party otherwise than under paragraph (a) or (b) above. If any such claim or action will be brought against any indemnified party, and it notifies each indemnifying party thereof, each such indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with each other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from each indemnifying party to the indemnified party of its election to assume the defense of such claim or action, each such indemnifying party will not be liable to the indemnified party under Section 8(a) or 8(b) above for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, except that the indemnified party will have the right to employ counsel to represent the indemnified party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against the indemnifying party under Section 8(a) or (b), as applicable if (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party and in the judgment of such counsel it is advisable to employ separate counsel, (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which event the fees and expenses of such separate counsel will be paid by the indemnifying party and (iv) the named parties in any such proceeding (including any impleaded parties) including both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed promptly, but in no event later than 30 days, following demand from the indemnified parties for reimbursement of such fees and expenses as they are incurred; provided, however, that upon a final determination by a court of competent jurisdiction that any indemnified party was not entitled to payment of such expenses by the indemnifying party pursuant to this subsection (c) (including because such party is not entitled to indemnification with respect to such matter pursuant to this Section 8), such indemnified party shall promptly reimburse such payment to the indemnifying party. No indemnifying party will (i) without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (A) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (B) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent will not be unreasonably withheld), but if settled with the consent of each indemnifying party or if there be a final judgment for the plaintiff in any such action, each such indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) above, then each indemnifying party will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 8(a) or 8(b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, or actions in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand will be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Underwriters. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this Section 8(d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in the first sentence of this Section 8(d) will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against any action or claim which is the subject of this Section 8(d). Notwithstanding the provisions of this Section 8(d), no Underwriter will be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it and distributed to investors were offered to investors exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Section 8(d) to contribute are several in proportion to their respective purchase obligations and not joint. Each party entitled to contribution agrees that upon the service of a summons or other initial legal process upon it in any action instituted against it in respect to which contribution may be sought, it will promptly give written notice of such service to the party or parties from whom contribution may be sought, but the omission so to notify such party or parties of any such service will not relieve the party from whom contribution may be sought for any obligation it may have hereunder or otherwise (except as specifically provided in Section 8(c) above).

(e) The obligations of the Company under this Section 8 will be in addition to any liability that the Company may otherwise have, and will extend, upon the same terms and conditions set forth in this Section 8, to the respective affiliates, officers and directors of the Underwriters and each person, if any, who controls any Underwriter within the meaning of the Securities Act; and the obligations of the Underwriters under this Section 8 will be in addition to any liability that the respective Underwriters may otherwise have, and will extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

9. Substitution of Underwriters. If any Underwriter defaults in its obligation to purchase the principal amount of the Notes which it has agreed to purchase under this Agreement, the non-defaulting Underwriters will be obligated to purchase (in the respective proportions which the principal amount of the Notes set forth opposite the name of each non-defaulting Underwriter in Schedule I hereto bears to the total principal amount of the Notes less the principal amount of the Notes the defaulting Underwriter agreed to purchase set forth in Schedule I hereto) the principal amount of the Notes which the defaulting Underwriter agreed but failed to purchase; except that the non-defaulting Underwriters will not be obligated to purchase any of the Notes if the total principal amount of the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase exceed 9.09% of the total principal amount of the Notes, and any non-defaulting Underwriters will not be obligated to purchase more than 110% of the principal amount of the Notes set forth opposite its name in Schedule I hereto. If the foregoing maximums are exceeded, the non-defaulting Underwriters, and any other underwriters satisfactory to the Representatives who so agree, will have the right, but will not be obligated, to purchase (in such proportions as may be agreed upon among them) all of the Notes. If the non-defaulting Underwriters or the other underwriters satisfactory to the Underwriters do not elect to purchase the Notes that the defaulting Underwriter or Underwriters agreed but failed to purchase within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except for the indemnity and contribution agreements of the Company and the Underwriters contained in Section 8 of this Agreement. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter pursuant to this Section 9.

If the non-defaulting Underwriters or the other underwriters satisfactory to the Representatives are obligated or agree to purchase the Notes of a defaulting Underwriter, the Representatives may postpone the Closing Date for up to seven full Business Days in order that the Company may affect any changes that may be necessary in the Prospectus or in any other document or agreement, and the Company agrees to provide promptly to the Representatives, for use by the Underwriters, any amendments or any supplements to the Prospectus which, in the opinion of the Representatives, may thereby be made necessary.

Nothing contained herein will relieve a defaulting Underwriter of any liability it may have for damages caused by its default.

10. Termination; Reimbursement of Expenses. Until the Closing Date, this Agreement may be terminated by the Representatives on behalf of the Underwriters by giving notice as hereinafter provided to the Company if the Company will have failed, refused or been unable, at or prior to the Closing Date, to perform any agreement on its part to be performed hereunder or any condition to the Underwriters’ obligations hereunder is not fulfilled. Any termination of this Agreement pursuant to this Section 10 will be without liability on the part of the Company or any Underwriter, except as otherwise provided in this Section 10 or Sections 5(a)(xii) or 8 hereof. If the sale of the Notes provided for in this Agreement is not consummated (i) by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed hereunder or (ii) because any other condition of the Underwriters’ obligations hereunder required to be fulfilled by the Company is not fulfilled, the Company will reimburse the Underwriters for all reasonable out-of-pocket disbursements (including reasonable fees and expenses of counsel to the Underwriters) incurred by the Underwriters in connection with any investigation or preparation made by them in respect of the marketing of the Notes or in contemplation of the performance by them of their obligations hereunder (upon demand and presentation of reasonable supporting documentation). It is understood, however, that, except as otherwise provided in this Section 10 or Section 5(a)(xii) or 8 hereof, the Underwriters will pay all of their own costs and expenses, including the fees and expenses of counsel to the Underwriters and any advertising expenses incurred in connection with the offering of the Notes.

Any notice referred to above may be given at the address specified in Section 12 of this Agreement in writing or by electronic mail or telephone, and if by electronic mail or telephone, will be immediately confirmed in writing.

11. Survival of Certain Provisions. The agreements contained in Section 8 of this Agreement and the representations, warranties and agreements of the Company contained in Sections 1 and 5 of this Agreement will survive the delivery of the Notes to the Underwriters hereunder and will remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

12. Notices. Except as otherwise provided in the Agreement, (a) whenever notice is required by the provisions of this Agreement to be given to the Company, such notice will be in writing by mail, telex or facsimile transmission addressed to PVH Corp., 285 Madison Avenue, New York, New York 10017, Attention: Mark D. Fischer, Esq., Executive Vice President, General Counsel and Secretary, facsimile number (212)-381-3993, and (b) whenever notice is required by the provisions of this Agreement to be given to the several Underwriters, such notice will be in writing by mail, telex or facsimile transmission addressed to the Representatives in care of Barclays Bank PLC, 1 Churchill Place, London E14 5HP, United Kingdom, tel.: +44(0) 20 7773 9098, Attention: Debt Syndicate, email: LeadManagedBondNotices@barclayscorp.com, in care of Merrill Lynch International, 2 King Edward Street, London EC1A 1HQ, United Kingdom tel: +44(0) 20 7995 3966, Attention: Syndicate Desk, email: dcm_london@bofa.com, in care of Citigroup Global Markets Limited, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Fax No.: +44 20 7986 1927, Attention: Syndicate Desk, and in care of J.P. Morgan Securities plc, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention: Head of Debt Syndicate, Head of EMEA Capital Markets Group, Legal, provided, however, that any notice to an Underwriter pursuant to Section 8(c) shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its acceptance telex to the Representatives, which address will be supplied to any party hereto by the Representatives upon request. Any such statements, request, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters by the Representatives.

13. Information Furnished by Underwriters. The Underwriters severally confirm and the Company acknowledge and agree that the statements regarding the delivery of the Notes by the Underwriters set forth on the cover page of, and the concession and reallowance figures and the paragraph relating to stabilization by the Underwriters appearing under the caption “Underwriting” in, the Pricing Disclosure Package and the Prospectus are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus.

14. Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Notes that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

15. Nature of Relationship. The Company acknowledges and agrees that in connection with the offering and the sale of the Notes or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other hand, exists; (ii) the Underwriters are not acting as advisors, experts or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Notes, and such relationship between the Company, on the one hand, and the Underwriters, on the other hand, is entirely and solely a commercial relationship, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.

16. Parties. This Agreement will inure to the benefit of and be binding upon the several Underwriters, the Company and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Company contained in this Agreement will also be deemed to be for the benefit of affiliates of or the person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and (b) the indemnification agreement of the Underwriters contained in Section 8 of this Agreement will be deemed to be for the benefit of directors of the Company, officers of the Company and any person controlling the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. Nothing in this Agreement will be construed to give any person, other than the persons referred to in this paragraph, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

17. Definition of “Business Day.” “Business Day” means any day on which the NYSE is open for trading, other than any day on which commercial banks are authorized or required to be closed in New York City or London, England.

18. Governing Law; No Trial by Jury. This Agreement and any transaction contemplated by this Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles that would result in the application of any other law than the laws of the State of New York (other than Section 5-1401 of the General Obligations Law). Each of the parties hereto hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Each of the Company and the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. Judgment Currency. The Company agrees to indemnify each Underwriter, its directors, officers, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss incurred by such Underwriter as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Euros and as a result of any variation as between (i) the rate of exchange at which the Euro is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase Euro with the amount of the judgment currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

20. Contractual Recognition of Bail-In.

(a) EU Bail-In. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the parties hereto, each party acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(i) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Underwriters under this Agreement, which may include (without limitation) and result in any of the following, or some combination thereof:

a.	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

b.	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Underwriters or another person, and the issue to or conferral on the other parties of such shares, securities or obligations;

c.	the cancellation of the BRRD Liability;

d.	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(b) As used in this Section 20:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Underwriter.

(c) UK Bail-In. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the parties hereto, each party acknowledges and accepts that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(i) the effect of the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority in relation to any UK Bail-in Liability of the Underwriters under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

a.	the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

b.	the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the Underwriters or another person, and the issue to or conferral on the other parties of such shares, securities or obligations;

c.	the cancellation of the UK Bail-in Liability;

d.	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii) the variation of the terms of this Agreement, as deemed necessary by the Relevant UK Resolution Authority, to give effect to the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority.

(d) As used in this Section 20:

“Relevant UK Resolution Authority” means the resolution authority with the ability to exercise any UK Bail-in Powers in relation to the Underwriters.

“UK Bail-in Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

“UK Bail-in Powers” means any powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

21. Co-Manufacturer Agreement.

(a) Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(i) each of Barclays Bank PLC, Merrill Lynch International, Citigroup Global Markets Limited and J.P. Morgan Securities plc (each a “UK Manufacturer” and together the “UK Manufacturers”) acknowledges to each other UK Manufacturer that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Final Prospectus in connection with the Notes; and

(ii) each of the Underwriters (other than the UK Manufacturers) and the Company note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the UK Manufacturers and the related information set out in the Final Prospectus in connection with the Notes.

22. Agreement Among Underwriters. The Underwriters agree as between themselves that they will be bound by and will comply with the International Capital Markets Association Agreement Among Managers Version 1/New York Law Schedule (the “Agreement Among Managers”) as amended in the manner set out below. For purposes of the Agreement Among Managers, “Managers” means the Underwriters, “Lead Manager” means the Representatives, “Settlement Lead Manager” means Barclays Bank PLC, “Stabilizing Manager” means Barclays Bank PLC and “Subscription Agreement” means this Agreement. Clause 3 of the Agreement Among Managers shall be deleted in its entirety and replaced with Section 9 of this Agreement. Notwithstanding anything contained in the Agreement Among Managers, each Underwriter hereby agrees that the Settlement Lead Manager may allocate such Underwriter’s pro rata share of expenses incurred by the Underwriters in connection with the offering of the Notes to the account of such Underwriters for settlement of accounts (including payment of such Underwriter’s fees by the Settlement Lead Manager) as soon as practicable but in any case no later than 90 days following the Closing Date.

23. Stabilization. The Corporation hereby authorizes Barclays Bank PLC in its role as Stabilizing Manager to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016, including as it forms part of domestic law in the United Kingdom. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Corporation and any loss resulting from over-allotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the Notes takes place and, if begun, may be discontinued at any time, but must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Nothing contained in this paragraph shall be construed so as to require the Corporation to issue in excess of the aggregate principal amount of Notes specified in Schedule II hereto. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.

24. Recognition of the U.S. Special Resolutions Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter is permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For the purposes of this Section 24:

BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

25. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

26. Counterparts. This Agreement may be signed in one or more counterparts, each of which will constitute an original and all of which together will constitute one and the same agreement. Delivery of an executed Agreement by one party to the other may be made by facsimile, e-mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301- 309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

Please confirm, by signing and returning to us this Agreement, that the foregoing correctly sets forth the Agreement between the Company and the several Underwriters.

Very truly yours,

PVH Corp.

By:	/s/ Mark D. Fischer
	Name:	Mark D. Fischer
	Title:	Executive Vice President

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Barclays Bank PLC

By:	/s/ Lynda Fleming
	Name:	Lynda Fleming
	Title:	Authorised Signatory

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Merrill Lynch International

By:	/s/ Angus Reynolds
	Name:	Angus Reynolds
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Citigroup Global Markets Limited

By:	/s/ Philip Magowan
	Name:	Philip Magowan
	Title:	Delegated Signatory

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

J.P. Morgan Securities plc

By:	/s/ Robert Chambers
	Name:	Robert Chambers
	Title:	Executive Director

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Mizuho International plc

By:	/s/ Manabu Shibuya
	Name:	Manabu Shibuya
	Title:	Authorised Signatory

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Truist Securities, Inc.

By:	/s/ Robert Nordlinger
	Name:	Robert Nordlinger
	Title:	Authorized Signatory

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

BNP Paribas

By:	/s/ Luke Thorne
	Name:	Luke Thorne
	Title:	Authorised Signatory

BNP Paribas

By:	/s/ Vikas Katyal
	Name:	Vikas Katyal
	Title:	Authorised Signatory

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

HSBC Bank plc

By:	/s/ Karl Allen
	Name:	Karl Allen
	Title:	Managing Associate General Counsel

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Scotiabank (Ireland) Designated Activity Company

By:	/s/ Pauline Donohoe
	Name:	Pauline Donohoe
	Title:	MD, Head of Capital Markets, SIDAC

Scotiabank (Ireland) Designated Activity Company

By:	/s/ Nicola Vavasour
	Name:	Nicola Vavasour
	Title:	CEO, SIDAC

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

Standard Chartered Bank

By:	/s/ Patrick Dupont-Liot
	Name:	Patrick Dupont-Liot
	Title:	Managing Director, DCM

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

U.S. Bancorp Investments, Inc.

By:	/s/ Chris Cicoletti
	Name:	Chris Cicoletti
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriters	Principal Amount of Notes to be Purchased
Barclays Bank PLC	€157,500,000
Merrill Lynch International	€157,500,000
Citigroup Global Markets Limited	€65,625,000
J.P. Morgan Securities plc	€65,625,000
Mizuho International plc	€26,250,000
Truist Securities, Inc.	€26,250,000
BNP Paribas	€5,250,000
HSBC Bank plc	€5,250,000
Scotiabank (Ireland) Designated Activity Company	€5,250,000
Standard Chartered Bank	€5,250,000
U.S. Bancorp Investments, Inc.	€5,250,000
Total	€525,000,000

Schedule I

SCHEDULE II

ISSUER FREE WRITING PROSPECTUSeS

●	Final Term Sheet, dated April 9, 2024, relating to the Notes, attached as Schedule III hereto.

●	Road show dated as of April 9, 2024.

Schedule II

SCHEDULE III

Filed Pursuant to Rule 433

Registration Statement No. 333-278465

and Preliminary Prospectus Supplement dated April 9, 2024

PVH Corp.

€525,000,000 4.125% Senior Notes due 2029

April 9, 2024

Pricing Term Sheet

Issuer:	PVH Corp.
Offering Format:	SEC Registered
Expected Ratings (Moody’s/S&P)*:	Baa3/BBB-
Principal Amount:	€525,000,000
Offering Price:	99.803%, plus accrued interest, if any, from April 15, 2024
Gross Proceeds:	€523,965,750
Underwriting Discount:	0.400%
Net Proceeds (before estimated offering expenses):	€521,865,750
Trade Date:	April 9, 2024
Settlement Date**:	April 15, 2024 (T+4)
Maturity Date:	July 16, 2029
Coupon:	4.125%
Benchmark Bund:	OBL 2.100% due April 12, 2029
Spread to Benchmark Bund:	+178.7 basis points
Benchmark Bund Price and Yield:	98.662; 2.384%
Mid-Swap Yield:	2.721%
Spread to Mid-Swap Yield:	+145 basis points
Yield to Maturity:	4.171%
Interest Payment Dates:	July 16 of each year, commencing on July 16, 2024
Optional Redemption:

Prior to April 16, 2029 (three months prior to the maturity date of the notes), the Issuer may redeem the notes, at its options, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon that would be due if the notes matured on April 16, 2029, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at the Comparable Government Bond Rate plus 30 basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after April 16, 2029 (three months prior to the maturity date of the notes), at par, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Schedule III

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof.
Joint Book-Running Managers:	Barclays Bank PLC Merrill Lynch International Citigroup Global Markets Limited J.P. Morgan Securities plc
Co-Managers:	Mizuho International plc Truist Securities, Inc. BNP Paribas HSBC Bank plc Scotiabank (Ireland) Designated Activity Company Standard Chartered Bank U.S. Bancorp Investments, Inc.
Common Code:	280196215
ISIN:	XS2801962155
Expected Listing:	New York Stock Exchange

____________

*        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**      We expect that delivery of the notes will be made against payment therefor on or about April 15, 2024, which will be the fourth business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the notes prior to two business days before delivery should consult their advisors.

_______________________

This pricing term sheet is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or soliciation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain copies of these documents (when available) from (i) Barclays Bank PLC by calling toll-free at 1-888-603-5847; (ii) Merrill Lynch International by calling toll-free at +1-800-294-1322; (iii) Citigroup Global Markets Limited by calling toll-free at +1-800-831-9146; or (iv) J.P. Morgan Securities plc (for non-U.S. investors) by calling toll-free at +44-20 7134 2468 or J.P. Morgan Securities LLC (for U.S. investors) at (212)-834-4533.

Relevant stabilization regulations including FCA/ICMA apply. UK MiFIR and MiFID II professionals/ECPs-only/No UK or EEA PRIIPs KID — Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

Any disclaimers or notices that may appear on this term sheet below the text of this legend are not applicable to this term sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this term sheet having been sent via, or posted on, Bloomberg or another electronic mail system.

Schedule III